LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTING OBLIGATIONS WHEREAS, the undersigned director and/or officer of American National Group Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints each of Garrett K. Williams, and Sean A. Monticello as the undersigned's true and lawful attorney and agent. with full power of substitution and resubstitution, in the name of and on behalf of the undersigned, to prepare, execute, acknowledge, deliver and file with the Securities and Exchange Commission ("SEC any and all reports of stock ownership on Form 3, Form 4 and:or Form 5, and any amendments thereto. and all such related instruments which such attorney and agent may deem necessary or advisable to enable the Company to comply with the Securities Exchange Aet of 1934, as amended (the "Exchange Act"), and any rules and regulations and requirements of the SEC in respect thereof, in connection with reports to be filed by certain beneficial owners of securities under Section 16 of the Exchange Act, hereby ratifying and confirming all that such agent and attorney has done, shall do or cause to be done by virtue hereof. and to perform any and all other acts which in the discretion of said attorney and agent are necessary or desirable for and on behalf of the undersigned in connection with the foregoing. This Limited Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned's obligations under the Exchange Act, including without limitation the r_eporting requirements under Section 16 of the Exchange Act. IN WITNESS WHEREOF, I have hereunto set my hand (3"~~ or 2ece 46gr . 2 0 24 Greg~ry E. A. Morrison Country of Bermuda Cy of lat» The foregoing instrument was acknowledged before me this [ 3 ' d a y of sb2ca&rt . 20 2 b y Gregory E. A. Morrison. 6gnature of Notary Public Notary Registration No:. My commission expires:_. Notarial Seal: